NEAL, GERBER & EISENBERG LLP

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CHICAGO, ILLINOIS 60602-3801
(312) 269-8000
FAX: (312) 269-1747
www.ngelaw.com

EXHIBIT 5.1

November 24, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:    Registration Statement on Form S-3

     Ladies and Gentlemen:

We are acting as legal counsel for Danielson Holding Corporation, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (such Registration Statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of up to 3,000,000 shares of common stock, $0.10 par value per share (the “Common Stock”), of the Company in connection with a rights offering (the “Rights Offering”) made by the Company to the holders, as of January 12, 2004, of the $100,000,000 of principal amount of 9.25% Debentures issued by Covanta Energy Corporation (“Covanta”) who voted in favor of Covanta’s second reorganization plan.

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the certificate of incorporation and bylaws of the Company as amended and now in effect, proceedings of the board of directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We are members of the Bar of the State of Illinois, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the federal laws of the United States of America.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. In addition, in rendering this opinion, we assume no

NEAL, GERBER & EISENBERG LLP

obligation to revise, update or supplement this opinion should the present aforementioned laws of the State of Delaware or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise.

Based upon and subject to the foregoing, we are of the opinion that (i) the issuance by the Company pursuant to the Rights Offering of up to 3,000,000 shares of Common Stock that are registered on the Registration Statement has been duly and validly authorized by all necessary corporate action on the part of the Company and (ii) when issued and paid for as described in the Registration Statement and Prospectus included therein, such shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

Please be advised that until October 5, 2004, David S. Stone, a partner of our firm, served as the Secretary and Acting General Counsel of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein.

Sincerely,

/s/ NEAL, GERBER & EISENBERG LLP